Elkin, NC 28621
October 3, 2006
Press Release
For Immediate Release
Yadkin Valley Financial Corporation Announces Third Quarter Dividend of 12 Cents Per Share
The Board of Directors of Yadkin Valley Financial Corporation (NASDAQ Global Select Market: YAVY) announced today a regular third quarter cash dividend of 12 cents per share. The Company had increased the dividend in the prior quarter from 11 cents to 12 cents per share. The dividend is the 75th consecutive quarterly dividend and provides an annualized return of 3.06% on yesterday’s closing stock price of $15.70 per share. Payment will be made on October 27, 2006 to shareholders of record on October 6, 2006.
Yadkin Valley Financial Corporation and its wholly-owned subsidiary, Yadkin Valley Bank and Trust Company (“the bank”), are headquartered in Elkin, North Carolina. The bank serves customers from twenty-three full-service banking offices located in the piedmont, foothills and northwest mountains of North Carolina. Offices located in Jefferson and West Jefferson (Ashe County), Elkin (Surry County), North Wilkesboro and Wilkesboro (Wilkes County), and East Bend, Jonesville, and Yadkinville (Yadkin County) are operated under the Yadkin Valley Bank name. Offices in Mooresville and Statesville (Iredell County), and Cornelius and Huntersville (Mecklenburg County) are operated under the assumed name “Piedmont Bank”. Offices in Boone (Watauga County) and Linville (Avery County) are operated under the assumed name “High Country Bank”. Sidus Financial, LLC, a wholly-owned subsidiary of the bank with headquarters in Greenville, North Carolina, provides mortgage banking services to customers in North Carolina, South Carolina, Virginia, Georgia, Alabama, Florida, Maryland, Kentucky, Louisiana, West Virginia, Delaware, Tennessee, Arkansas, and Mississippi.
This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.
For additional information contact:
Edwin E. Laws
Chief Financial Officer
(336) 526-6313